RULE 10f-3  REPORT FORM

Additional Information for paragraph (d) commission or spread comparable recent offerings:



	 	               Comparison #1  Comparison #2

Security           China Life  DigitalNet     American
                   Insurance   Holdings,      Equity
	           Company     Inc.           Investment
	           Limited                    Life Holdings Co.


Date Offered       12/12/03    10/10/03       12/3/03


Offering Price     $18.68      $17.00         $9.00


Spread ($)	   $0.654      $1.19          $0.63


Spread (%)          3.50%       7.00%          7.00%


Type of Security    ADR        Common Stock    Common Stock


Size of Issue      161.7MM     5MM shares      18.7MM shares
                   shares


Total
Capitalization    $19,477MM     $263MM         $299MM
of Issuer



	Note: Minimum of two comparisons must be completed for each purchase.